Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ryan's Family Steak Houses, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 0-10943) on Form S-8 of Ryan's Family Steak Houses, Inc. and subsidiaries of our report dated January 20, 1999, relating to the consolidated balance sheets of Ryan's Family Steak Houses, Inc. as of December 30, 1998 and December 31, 1997, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 30, 1998, which report is incorporated by reference in the 1998 annual report on Form 10-K of Ryan's Family Steak Houses, Inc.

                                   /s/KPMG Peat Marwick LLP
Greenville, South Carolina
March 30, 1999